      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ANALOGY, INC.

               (Exact name of registrant as specified in charter)

            OREGON                                                 93-0840631
 (State or other jurisdiction                                   (I.R.S. Employer
              of                                                 Identification
incorporation or organization)                                      Number)

                             9205 S.W. GEMINI DRIVE
                            BEAVERTON, OREGON 97008

                                 (503) 626-9700

               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                                 GARY P. ARNOLD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ANALOGY, INC.
                9205 S.W. GEMINI DRIVE, BEAVERTON, OREGON 97008
                                 (503) 626-9700

            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:
                           WILLIAM C. CAMPBELL, ESQ.
                    Ater Wynne Hewitt Dodson & Skerritt, LLP
                         222 S.W. Columbia, Suite 1800
                             Portland, Oregon 97201
                                 (503) 226-1191
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF SHARES                    AMOUNT TO BE      AGGREGATE PRICE        AGGREGATE           AMOUNT OF
              TO BE REGISTERED                    REGISTERED         PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, no par value
  per share.................................      1,050,000            $3.90625         $4,101,562.50         $1,242.90

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on June 25, 1997.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                1,050,000 SHARES

                                  COMMON STOCK

                                 ANALOGY, INC.
                                ---------------

    This Prospectus relates to a total of 1,050,000 shares (the "Shares") of common stock, no par value per share (the "Common Stock") of Analogy, Inc., an Oregon corporation ("Analogy" or the "Company"), which may be offered and resold from time to time pursuant to this Prospectus. Of these, 650,000 shares were issued by the Company to the selling shareholders (the "Selling Shareholders") in connection with the acquisition by the Company by means of a merger (the "Merger") of Symmetry Design Systems, Inc., a California corporation ("Symmetry"). The remaining 400,000 shares are issuable upon the exercise of Common Stock Purchase Warrants (the "Warrants") issued to employees of Symmetry pursuant to employment agreements entered into in connection with the Merger.

    The Company is registering the Shares as required pursuant to certain registration rights granted to the respective Selling Shareholders. The Company will receive all of the proceeds from the exercise of the Warrants, but will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to bear certain expenses of registration of the Shares. See "Plan of Distribution." The Common Stock is listed on the Nasdaq National Market under the symbol "ANLG." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on July 1, 1997 was $4.4375 per share.

    The Selling Shareholders have advised the Company that the Shares may be offered and resold from time to time in one or more transactions that may take place on the Nasdaq National Market, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly or by or through agents or broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Selling Shareholders" and "Plan of Distribution."

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $30,742.90. The aggregate proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

    The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them may be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

               THE DATE OF THIS PROSPECTUS IS            , 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York, 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes a part of a registration statement filed on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company. Statements contained in this Prospectus regarding the contents of any document or contract may be incomplete and, in each instance, reference is made to the copy of such document or contract filed as an exhibit to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. A copy of the Registration Statement, including exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

    2. Proxy Statement for the Annual Meeting of Shareholders held July 22, 1997; and

    3. The description of Common Stock in the Company's Registration Statement on Form 8-A, as filed with the Commission on February 12, 1996, including any amendment or report filed for the purposes of updating such description.

    4. All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request. Such requests should be directed to Analogy, Inc., 9205 S.W. Gemini Drive, Beaverton, Oregon 97008, Attn: Terrence A. Rixford, Vice President Finance and Administration, telephone number (503) 626-9700.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           1

Incorporation of Certain Documents by Reference............................................................           1

The Company................................................................................................           3

The Offering...............................................................................................           4

Risk Factors...............................................................................................           5

Use of Proceeds............................................................................................          11

Dividend Policy............................................................................................          11

Selling Shareholders.......................................................................................          12

Plan of Distribution.......................................................................................          13

Experts....................................................................................................          13

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  THE COMPANY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

    Analogy develops, markets and supports high-performance software and model libraries for the top-down design and behavioral simulation of mixed-signal and mixed-technology systems. Analogy's Saber simulator supports top-down design of mixed-signal, mixed-technology systems using the Company's proprietary analog hardware description language, MAST. The Saber simulator and its accompanying MAST models are used in the design of electronic, mechanical, hydraulic and optical components and systems. This multi-functional simulator provides manufacturers of products incorporating mixed-signal, mixed-technology systems with productivity increases similar to those Integrated Circuit ("IC") designers experienced through the adoption of digital simulators. The Saber simulator is used in many industries for products as diverse as deep sub-micron ICs, video recorders, hydraulic presses, engine controls in automobiles, anti-lock brake systems and avionics systems.

    Analogy's products include its core Saber simulator and co-simulation products; model libraries of electronic, hydraulic, mechanical and optical devices; schematic capture and analysis tools and framework integration products. The Company's software products are licensed to customers. The Company's model libraries are provided on an annual subscription basis, under which the customer receives periodic updates as new models are generated. Support is provided based on annual or other periodic contracts. A minimum, single-user configuration would include Saber, SaberScope and either SaberSketch or a Frameway Integration product. List price of such a minimum configuration for a single user, plus a one-year subscription to the Company's model libraries, would start at approximately $38,000. Options can increase the single user price to over $80,000. Minimum configuration multi-user systems start at $85,000 for three users.

    The Company markets its products worldwide through a staff that, as of March 31, 1997, consisted of 62 Company-employed field sales and support personnel. The Company manages its worldwide sales operations from its Beaverton, Oregon headquarters. The Company markets its products in North America and Europe through a direct sales and support organization. U.S. sales offices are located in these metropolitan areas: Boston, Chicago, Detroit, Huntsville (Alabama), Los Angeles, Rochester (New York), San Francisco and Washington, D.C., as well as at the Company's headquarters in Beaverton, Oregon. In Europe the Company maintains, through wholly-owned subsidiaries, sales and support offices near Paris, London, Munich and Stockholm. The Company also maintains a direct sales office in Singapore and sells through distributors in Japan and Korea.

    The Company's end-users include manufacturers in the automotive, telecommunications, medical and consumer electronics, test and instrumentation, aerospace, defense and IC industries, such as General Motors, Ericsson, Ford Motor Company, Motorola, NEC, Siemens A.G. and Texas Instruments.

    The Company was founded in 1985 and is incorporated under laws of the State of Oregon. Its executive offices are located at 9205 S.W. Gemini Drive, Beaverton, Oregon 97008, and its telephone number is 503-626-9700.

                                  THE OFFERING

Shares offered..........................  Up to 1,050,000 shares(1), all of which are being offered by the Selling Shareholders

Common Stock outstanding after this
  offering..............................  9,534,737 shares(2)

Use of proceeds.........................  The net proceeds received by the Company from the exercise of the Warrants will be considered
                                          uncommitted funds that may be used by the Company
                                          for general corporate purposes.The Company will
                                          not receive any of the proceeds from the sale of
                                          the Shares by the Selling Shareholders.

Nasdaq National Market symbol...........  ANLG

------------------------

(1) Includes (i) 590,784 shares issued to the Selling Shareholders pursuant to the Agreement and Plan of Merger dated as of October 23, 1996, as amended (the "Merger Agreement"), by and among the Company, Analogy Acquisition Corporation, an Oregon corporation and Symmetry; (ii) 59,216 shares of Common Stock issued to the Selling Shareholders pursuant to the Merger Agreement which are currently held in escrow subject to certain indemnification obligations thereunder, a portion of which will be released from escrow, subject to such indemnification obligations, on November 28, 1997, and the remainder of which will be released from escrow, subject to such indemnification obligations on November 28, 1998; and (iii) 400,000 shares issuable upon exercise of the Warrants, at an exercise price of $4.125 per share, exercisable over a 24-month period which commenced on November 22, 1996, subject to certain terms and conditions of such Warrants.

(2) Assumes the exercise in full of all of the Warrants.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN INFORMATION AND TREND ANALYSIS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" AS DEFINED IN
SECTION 27A OF THE SECURITIES ACT OF 1993, AS AMENDED, WHICH INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS INCLUDING THE WORDS "ANTICIPATE," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND" AND OTHER SIMILAR EXPRESSIONS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's quarterly operating results have in the past and may in the future vary significantly depending on factors such as the receipt and timing of significant orders, increased competition, the timing of new product announcements, changes in pricing policies by the Company or its competitors, lengthy sales cycles, lack of market acceptance or delays in the introduction of new or enhanced versions of the Company's products, seasonal factors, the mix of direct and indirect sales and general economic conditions. In particular, the Company's quarterly operating results have in the past fluctuated as a result of the large percentage of orders that are not received by the Company until near the end of the quarter. Substantially all of the Company's product licensing revenue in each quarter results from orders booked in that quarter. The Company's expense levels are based, in part, on its expectations as to future revenue. If revenue levels are below expectations, operating results are likely to be adversely affected. In addition, net income may be disproportionately affected by a reduction in revenue because only a small portion of the Company's expenses varies with its revenue. Seasonal factors, particularly in Europe, and cyclical economic patterns in the automotive or other end-user industries also contribute to quarter-to-quarter fluctuations. Due to the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Additionally, a significant portion of the Company's revenue in a quarter typically is received in the last few weeks of that quarter. As a result, the Company may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the quarter or following the end of the quarter. Any shortfall in revenue or earnings from expected levels or other failure to meet expectations of the financial markets regarding results of operations could have an immediate and significant adverse effect on the trading price of the Company's Common Stock in any given period. No assurance can be given that the Company will be able to grow in future periods or that it will be able to sustain its historical rate of revenue growth or, even if revenue grows, that its operations will remain profitable.

DEPENDENCE UPON SPECIFIC INDUSTRIES; ECONOMIC AND MARKET CONDITIONS

    The percentage of the Company's total United States revenue derived from the automotive industry for fiscal 1997 was 15.5%. The automotive industry has historically been characterized by high cyclicality, technological change, fluctuations in manufacturing capacity and pricing and gross margin pressures. This industry has from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. No assurance can be given that the automotive industry will experience economic growth, will not experience a downturn or that any downturn will not be severe. The Company also has historically derived a significant portion of its revenue from the aerospace and defense industries, which have been characterized by significant technological changes, high cyclicality and the potential for significant downturns in business activity resulting from changes in economic conditions or governmental policies. The Company's future results of operations may fluctuate from period to period as a consequence of such industry patterns in these or other industries in which the Company's sales may be concentrated in future periods, general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending. No assurance can be given that such factors will not have a material adverse effect upon the Company's business, financial condition and results of operations.

    Sales to Electronic Data Systems Corp. ("EDS"), which serves as a distributor to certain automotive industry users, including General Motors, accounted for 13.6% of the Company's revenue in fiscal 1996, however, uncertainty regarding capital spending by General Motors resulted in reductions in orders from EDS, and revenue from EDS was therefore not significant in fiscal 1997. In addition, sales to agencies or departments of the U.S. government accounted for 18.1% of the Company's revenue in fiscal 1997. The loss of orders from EDS has had, and the loss of or any reduction in orders by any other significant customer could have, an adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that such risks will not affect the Company's financial condition or results of operations in the future.

UNCERTAINTY OF MARKET ACCEPTANCE OF BEHAVIORAL MODELING TECHNOLOGY FOR SYSTEMS
  SIMULATION

    The Company's operating results are dependent upon the increased adoption of behavioral modeling design methodologies for a variety of mixed-signal and mixed-technology applications in industries other than the IC industry. Sales by the Company have depended, and will continue to depend, upon designers of mixed-signal and mixed-technology systems adopting methods of design analysis and simulation which use behavioral modeling techniques. Product designers have historically relied on other methods of design analysis and simulation such as prototyping and simulation of the distinct components of a system. There is no assurance that designers will be willing to change these established methods of design analysis and simulation. Even if designers are willing to change methodologies, there can be no assurance that they will be willing to invest in the Company's behavioral modeling tools, the Company's tools will be well-suited for their applications or customers will not develop behavioral modeling tools internally or buy them from other suppliers that may enter the market. No assurance can be given that markets for the Company's products will develop further, or if they do, that the Company's products will achieve further market acceptance. Failure of the Company's products to achieve further market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

CHANGES IN PLATFORM AVAILABILITY AND PRICING POLICIES

    The Company recently introduced versions of its products that run on personal computers in addition to the versions for UNIX-based workstations that have historically been available. Increased market acceptance of personal computer-based design software could result in slower growth or even a decline in sales of the Company's UNIX-based software versions. If the Company's customers are unwilling to pay prices similar to those of the Company's UNIX-based software for personal computer-based versions of the Company's software with substantially similar capabilities, and the Company does not correspondingly increase sales volume, the Company may experience a decline in license revenues. The Company has also introduced annual license pricing in addition to its long-term licenses for its products. If the Company's customers choose to acquire annual licenses in preference to long-term licenses and do not renew annual licenses for multiple periods, a decline in per-seat revenue may result. Any decrease in average license fees or increase in non-renewal rates for the Company's products for any reason, including without limitation the foregoing possibilities, could have a material adverse effect on the Company's business, financial condition and results of operations.

SPONSORED RESEARCH AND DEVELOPMENT

    The Company has received a multi-year grant from the National Institute of Standards and Technology, entered into multi-year model development agreements with the U.S. Air Force, a multi-year cooperative agreement with the Defense Advanced Research Projects Agency, and has entered into contracts with other parties that in the aggregate provide substantial funding to the Company for research and development. The failure of governmental entities to continue to fund such research and development programs or the inability to obtain research and development funding, from whatever source, in future periods could adversely affect the Company, as certain research and development activities would have to be curtailed or be funded by the Company, thus diverting resources from other projects.

DEPENDENCE ON INTEGRATION WITH THIRD PARTY FRAMEWORKS; UNCERTAINTY OF CONTINUED
  ABILITY TO INTEGRATE

    The adoption of the Company's simulation and analysis tools will depend on the Company's continued ability to integrate its products successfully with other software tools for design and verification. That ability in turn depends on satisfactory business relationships with such vendors and the continuation by such vendors of policies that support linkages to products such as those of the Company. No assurance can be given that the Company will enjoy such relationships or continue to be able to integrate successfully its products with the products of the major electronic design automation ("EDA") vendors. In the past, the Company was a plaintiff in an intellectual property dispute with a major EDA vendor. No assurance can be given that similar disputes will not recur or, if disputes recur, that such disputes will not adversely affect the Company's business relationships with major EDA vendors or the willingness of such vendors to support third party integration. The inability of the Company to integrate its products with other software tools for design and verification, whether due to its business relationships, the unwillingness of major EDA vendors to support integration or other factors, would have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGICAL CHANGE

    The design analysis and simulation industry is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current products and to develop or acquire new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. No assurance can be given that the Company will be successful in developing, introducing and marketing product enhancements or new products or that its product enhancements or new products will adequately meet the requirements of the marketplace and achieve market acceptance. In the past, the Company has experienced delays in its introduction of product enhancements and new products. If the Company is unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations would be materially and adversely affected.

DEPENDENCE UPON KEY PERSONNEL

    The Company's future success depends in significant part upon the continued service of its key technical and management personnel, none of whom is bound by an employment agreement. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, managerial and sales personnel. In recent months, the Company has had to devote increasing resources to locating and attracting qualified personnel, especially personnel with technology skills and training. Competition for such personnel is intense and there is no assurance that the Company can retain its key employees or that it can attract, assimilate or retain other highly qualified technical, managerial and sales personnel in the future. Any inability to hire or retain necessary personnel could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company does not maintain key person life insurance with respect to any of its employees.

COMPETITION

    The Company experiences significant, well-financed competition for simulation solutions in particular subsets of its overall systems marketplace. Such competition is particularly intense within the IC industry and printed circuit board industry, where both SPICE and digital simulators are widely used. Most of the major suppliers of EDA design frameworks have introduced simulation products (including some analog and mixed-signal behavioral modeling products) to serve the IC designer. In addition, the Company anticipates that such suppliers may in the future introduce new products or re-focus existing products to compete directly with the Company in the broader systems market for mixed-technology applications. New competitors could also emerge from other sources. Major vendors of EDA frameworks, and some of the other potential entrants, have significantly greater financial and marketing resources than the Company, significantly larger installed bases than the Company, strong customer loyalty and strong technological bases from which to draw. No assurance can be given that the emergence of such competition in the market for mixed-signal and mixed-technology simulators will not occur. Such competition could have a material adverse effect upon the Company's business, financial condition and results of operations. No assurance can be given that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

RISK OF PRODUCT DEFECTS

    Software products as complex as those offered by the Company may contain undetected errors or "bugs" when introduced or when new versions are released. The Company has in the past discovered software defects in certain of its products after commercial release. No assurance can be given that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company's warranty costs have not been significant to date, but no assurance can be given that such costs will not increase in future periods or that any such increase would not have a material adverse effect on the Company's financial condition and results of operations.

RELIANCE ON NEW OR ENHANCED PRODUCTS FOR REVENUE GROWTH

    The Company's future operating results are dependent in part upon the development or acquisition, and market acceptance, of new or enhanced products. No assurance can be given that any such products will be developed or acquired or will achieve market acceptance. Failure by the Company to develop or acquire additional products or any failure of new or enhanced products to achieve market acceptance on a profitable basis could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because the Company intends to offer additional products as part of a family of products based on the Saber simulator, a decline in the demand for the Saber simulator could have a material adverse effect on sales of the Company's other products.

PROPRIETARY RIGHTS

    The Company's success is heavily dependent upon maintenance and protection of its proprietary technology. The Company relies on a combination of patents, copyrights, trade secrets and trademarks to protect its technology. The Company has obtained six U.S. and two Canadian patents on various aspects of its products including parameter extraction, mixed mode simulation, waveform calculation, and behavioral modeling. The Company's practice has been to enter into confidentiality agreements with all employees and signed license agreements that include nondisclosure provisions with all distributors and customers. Despite these activities, no assurance can be given that the steps taken by the Company will provide adequate protection of its technology or that competitors will not be able to develop similar or functionally equivalent technology. Patents issued to the Company could be invalidated, circumvented or challenged, or the rights granted thereunder may not provide competitive advantages to the Company. Additionally, no assurance can be given that foreign copyright and trade secret laws will protect the Company's patents and other intellectual property rights. No assurance can be given that others will not develop products that are similar to or duplicate the Company's products or will not design around patents issued to the Company.

    In addition, litigation may be necessary to enforce the Company's patents and other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has experienced a dispute with a major EDA vendor concerning the Company's intellectual property that resulted in litigation. No assurance can be given that infringement or invalidity claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against the Company or that any such assertions would not have a material adverse affect on the Company's business, financial condition or results of operations.

INTERNATIONAL SALES

    International sales represented 41% of the Company's total revenue in fiscal 1997, and the Company expects that international sales will continue to account for a significant portion of its total revenue in future periods. The Company intends to continue expanding its operations outside of the United States, which will require significant management attention and financial resources. International sales are subject to inherent risks, including changes in demand resulting from fluctuating exchange and interest rates, unexpected changes in regulatory requirements, tariffs and taxes, price controls or other restrictions on foreign currencies, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection and political and economic instability. In particular, the Company's European operations have historically experienced a seasonal reduction in revenue in the quarter ended September 30, due primarily to European holidays in July and August. In most significant overseas markets, the Company prices its products in the local currency, which can lead to a reduction in dollar-denominated revenue if these currencies weaken against the dollar. In general, the Company pays the direct expenses of its international operations in the local currency, which can lead to a reduction in dollar-denominated profitability if these currencies strengthen against the dollar. The Company has not engaged in hedging transactions. Currency exchange fluctuations in countries in which the Company conducts its international operations could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, gains and losses on the conversion to U.S. dollars of receivables and payables denominated in foreign currencies experienced by the Company in connection with its international operations may have a material adverse effect on, and contribute to fluctuations in, the Company's results of operations. There can be no assurance that these factors will not have a material adverse effect on the Company's revenue from international operations and, consequently, on the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE

    The market price of the Company's Common Stock has been highly volatile and may continue to be so in the future. The market price of the Company's Common Stock could be subject to significant fluctuations in response to various factors and events, including without limitation, quarterly variations in the Company's operating results and the difference between actual results and the results expected by investors and analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the design simulation and analysis industry, the EDA industry, or the industries in which Analogy's customers compete. These factors, as well as general economic conditions, such as recessions or high interest rates, and general market conditions, could adversely affect the market price of the Common Stock.

POTENTIAL ISSUANCE OF PREFERRED STOCK

    The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated Preferred Stock and to determine the preferences, limitations and relative rights of shares of Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. The potential issuance of Preferred Stock may delay or prevent a change in control of the Company, discourage bids for the Common Stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of the Common Stock.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Third Restated Articles of Incorporation ("Restated Articles"), Second Restated Bylaws ("Restated Bylaws") and the Oregon Business Corporation Act will effectively make it more difficult for a party to acquire control of the Company through either a tender offer or a proxy contest for the election of directors. The Oregon Control Share Act and the Business Combination Act limit the ability of parties who acquire a significant amount of voting stock to exercise control of the Company. In addition, the Company's Restated Articles and Restated Bylaws contain provisions which (i) classify the Board of Directors into three classes, with one class being elected each year,
(ii) provide that directors may be removed by shareholders only for cause and only upon the vote of 75% of the votes then entitled to be cast for the election of directors and (iii) require the approval of holders of 67% of the outstanding shares of the Company entitled to vote to effect a merger or consolidation of the Company, the sale, lease or exchange of all or substantially all of the Company's assets or the dissolution or liquidation of the Company. These provisions may have the effect of lengthening the time required for a person to acquire control of the Company through a proxy contest for the election of a majority of the Board of Directors, may discourage bids for the Common Stock at a premium over the market price and may deter efforts to obtain control of the Company.

CHANGE IN CONTROL AGREEMENT

    The Company and Gary P. Arnold, the Company's President and Chief Executive Officer, have entered into a Control Change Agreement. Under this Agreement, upon a Control Change (defined as a sale of a majority of the voting stock in, or substantially all of the assets of, the Company to an entity controlled by persons other than those who have a majority ownership or effective control of the Company prior to the sale), the vesting schedule of all stock options held by Mr. Arnold is accelerated so that all of his options become fully exercisable. In addition, if Mr. Arnold is terminated without cause during a Control Change Window (defined as the period beginning 60 days before the date that a letter of intent, term sheet or other similar document regarding a Control Change transaction is first presented to the Company and ending one year after the closing of the transaction in which the Control Change occurs), all of Mr. Arnold's stock options will become exercisable prior to the termination date and the Company must pay Mr. Arnold 2.99 times his average annual salary during the period of his employment with the Company or during the immediately preceding five years, whichever is shorter. Any termination of Mr. Arnold in connection with a Change of Control would result in a substantial payment by the Company to Mr. Arnold, a portion of which may not be a deductible expense for income tax purposes, which would have an adverse effect on the Company's financial condition and results of operations. In addition, the existence of such Control Change Agreement may discourage bids for the Common Stock or assets of the Company at a premium over market prices and may deter efforts to obtain control of the Company. Furthermore, any acceleration of vesting with respect to Mr. Arnold's stock options may result in dilution to existing shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of the Company's Common Stock in the public market after this offering could adversely affect the market price of the Company's Common Stock. Upon completion of this offering, the Company will have approximately 9,534,737 shares of Common Stock outstanding, substantially all of which, upon completion of this offering, will be freely transferable without restriction or registration under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. Approximately 1,346,039 shares are issuable upon exercise of outstanding options granted under the Company's stock option plans as of the date of this Prospectus. The Company has filed Registration Statements on Form S-8 covering an aggregate of 1,441,419 shares of Common Stock reserved for issuance under its stock option plans, permitting the resale of such shares issued upon the exercise of such options in the public market without restriction under the Securities Act. The Company has also filed a Registration Statement on Form S-8 covering 300,000 shares that have been reserved for issuance under its 1996 Employee Stock Purchase Plan permitting the resale of such shares in the public market without restriction under the Securities Act. The future sale or the expectation of future sales of the Company's Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of the Common Stock.

                                USE OF PROCEEDS

    The net proceeds received by the Company from the exercise of the Warrants will be considered uncommitted funds that may be used by the Company for general corporate purposes. The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Shareholders.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings from operations for use in the operation and expansion of its business and does not anticipate paying cash dividends with respect to the Common Stock in the foreseeable future.

                              SELLING SHAREHOLDERS

    The following table sets forth (i) the names of the Selling Shareholders,
(ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to this offering, and (iii) the number of shares of Common Stock to be offered for resale by each Selling Shareholder. This information is based upon information provided by the Selling Shareholders. Assuming each Selling Shareholder sells all of the Shares registered on his or her behalf pursuant to this Registration Statement, no Selling Shareholder (other than Alan
B. Grebene as to the 7,000 shares not subject to this offering, unless such shares are otherwise sold) would own any shares of the Common Stock after completion of this offering. To the best of the Company's knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent such authority is shared by spouses under applicable law, and to the extent such authority is limited by the escrow arrangements with respect to 59,216 shares of Common Stock.

                                           SHARES BENEFICIALLY
                                                  OWNED             NUMBER OF SHARES
                                          PRIOR TO OFFERING(1)     OF COMMON STOCK TO
                                          ---------------------      BE OFFERED FOR
NAME                                        NUMBER      PERCENT          RESALE
----------------------------------------  -----------   -------   --------------------
Qing Chang(*)...........................        2,314        +               2,314
Alan B. Grebene(2)......................      534,283(3)    5.5%           495,833
Xinping He..............................        3,758        +               3,758
Chenmin Hu(*)...........................      289,233(4)    3.2%           289,233
Andrew Hughes(*)........................      123,962(5)    1.4%           123,962
Yu Liu..................................        3,013        +               3,013
Zheng Shi(*)............................        2,314        +               2,314
Martin Walker...........................      115,689      1.3%            115,689
John A. Wilson..........................        2,314        +               2,314
Wenge Wu(*).............................        5,785        +               5,785
E-Hui Xu(*).............................        5,785        +               5,785

------------------------

(*) Has been an employee of Symmetry Design Systems, Inc., the Company's wholly-owned subsidiary, since November 28, 1996.

(1) Includes 590,784 shares of Common Stock issued pursuant to the Merger Agreement. Also includes 59,216 shares of Common Stock issued pursuant to the Merger Agreement which are currently held in escrow subject to certain indemnification obligations thereunder, a portion of which will be released from escrow, subject to such indemnification obligations, on November 28, 1997, and the remainder of which will be released from escrow, subject to such indemnification obligations, on November 28, 1998.

(2) Mr. Grebene has been a member of the Board of Directors and the President of Symmetry Design Systems, Inc., the Company's wholly-owned subsidiary, since November 28, 1996.

(3) Includes 31,450 shares of Common Stock currently held in escrow subject to certain indemnification obligations under the Merger Agreement over which Mr. Grebene has voting power under proxies granted pursuant to such escrow. Also includes an aggregate of 218,180 shares of Common Stock issuable upon exercise of a Common Stock Purchase Warrant dated November 22, 1996, at an exercisable price of $4.125 per share, exercisable in accordance with the following schedule subject to the terms and conditions of such warrant: (i) 54,545 shares on May 22, 1997; (ii) 54,545 shares on November 22, 1997;
    (iii) 54,545 shares on May 22, 1998; and (iv) 54,545 shares on November 22, 1998.

(4) Includes an aggregate of 127,270 shares of Common Stock issuable upon exercise of a Common Stock Purchase Warrant dated November 22, 1996, at an exercise price of $4.125 per share, exercisable in accordance with the following schedule subject to the terms and conditions of such warrant:

    (i) 31,817 shares on May 22, 1997; (ii) 31,818 shares on November 22, 1997;
    (iii) 31,817 shares on May 22, 1998; and (iv) 31,818 shares on November 22, 1998.

(5) Includes an aggregate of 54,550 shares of Common Stock issuable upon exercise of a Common Stock Purchase Warrant dated November 22, 1996, at an exercise price of $4.125 per share, exercisable in accordance with the following schedule subject to the terms and conditions of such warrant: (i) 13,637 shares on May 22, 1997; (ii) 13,638 shares on November 22, 1997;
    (iii) 13,637 shares on May 22, 1998; and (iv) 13,638 shares on November 22, 1998.

(+) Less than one percent (1%)

                              PLAN OF DISTRIBUTION

    The Shares may be offered and resold by the Selling Shareholders from time to time in one or more transactions that may take place on the Nasdaq National Market, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly or by or through agents or broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods.

    The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company entered into an agreement with the Selling Shareholders to register their Shares under applicable federal and state securities laws. The Company will pay substantially all of the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $30,742.90. Such agreement also provides for cross-indemnification of the Selling Shareholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Shares.

                                    EXPERTS

    The consolidated financial statements of Analogy, Inc. as of March 31, 1997 and 1996, and for each of the years in the three-year period ended March 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the Commission's registration fee. None of these expenses will be paid by the Selling Shareholders.

Securities and Exchange Commission Registration Fee.............  $1,242.90
Accounting Fees and Expenses....................................   7,500.00*
Legal Fees and Expenses.........................................  15,000.00*
Blue Sky Fees and Expenses......................................   2,000.00*
Miscellaneous Expenses..........................................   5,000.00*
                                                                  ---------
    Total.......................................................  $30,742.90*
                                                                  ---------
                                                                  ---------

------------------------

* Estimate.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As an Oregon corporation the Company is subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA,
Article V of the Company's Third Restated Articles of Incorporation (the "Restated Articles") eliminates the liability of the Company's directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.
Article VI of the Restated Articles requires the Company to indemnify its directors and officers to the fullest extent not prohibited by law.

    Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

    The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    The Company has entered into indemnity agreements with each executive officer of the Company and each member of the Company's Board of Directors. These indemnity agreements provide for indemnification of the indemnitee to the fullest extent allowed by law.

    The Company also maintains liability insurance policies which provide for indemnification of the Company's directors and officers against certain civil liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

    (a) Exhibits

    NUMBER                                       DESCRIPTION
-----------  ------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger dated as of October 23, 1996, by and among Analogy,
               Inc., Analogy Acquisition Corporation and Symmetry Design Systems, Inc.*

       2.2   First Amendment to Agreement and Plan of Merger dated as of November 22, 1996, by and among Analogy, Inc., Analogy Acquisition Corporation and Symmetry Design
               Systems, Inc.**

       4.1   Registration Rights Agreement dated as of November 22, 1996 by and among Analogy,
               Inc., Alan B. Grebene, Martin G. Walker, Chenmin Hu, Xinping He, Yu Liu, Andrew L.
               Hughes, Wenge Wu, Zheng Shi, John A. Wilson, Qing Chang and E-Hui Xu***

       4.2   Common Stock Purchase Warrant dated November 22, 1996, granted by Analogy, Inc. to
               Alan Grebene

       4.3   Common Stock Purchase Warrant dated November 22, 1996, granted by Analogy, Inc. to
               Andrew Hughes

       4.4   Common Stock Purchase Warrant dated November 22, 1996, granted by Analogy, Inc. to
               Chenmin Hu

       5.0   Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP as to the legality of the securities being registered

      23.1   Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in legal opinion filed as Exhibit 5.0)

      23.2   Consent of KPMG Peat Marwick LLP

      24.0   Power of Attorney (included in signature page in Part II of the Registration
               Statement)

      27.0   Financial Data Schedule****

------------------------

   *Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 22, 1996.

  **Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated November 22, 1996.

 ***Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 22, 1996.

****Incorporated by reference to Exhibit 27.0 to the Company's Annual Report on Form 10-K for its fiscal year ended March 31, 1997.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on July 2, 1997.

                                          ANALOGY, INC.

                                          By:         /s/  GARY P. ARNOLD

                                             -----------------------------------
                                                       Gary P. Arnold
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary P. Arnold and Terrence A. Rixford and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and new registration statements pursuant to Rule 462 or otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Witness our hands on the date set forth below.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities indicated on July 2, 1997.

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                  /s/ GARY P. ARNOLD
     -------------------------------------------        President, Chief Executive Officer and Director
                    Gary P. Arnold                        (Principal Executive Officer)

               /s/ TERRENCE A. RIXFORD
     -------------------------------------------        Vice President-Finance and Administration (Principal
                 Terrence A. Rixford                      Financial and Accounting Officer)

                 /s/ ROBERT L. CATTOI
     -------------------------------------------        Director
                   Robert L. Cattoi

                /s/ JOHN H. FAEHNDRICH
     -------------------------------------------        Director
                  John H. Faehndrich

               /s/ NEIL E. GOLDSCHMIDT
     -------------------------------------------        Director
                 Neil E. Goldschmidt

                /s/ CHARLES E. SPORCK
     -------------------------------------------        Director
                  Charles E. Sporck

                   /s/ FRANK ROEHR
     -------------------------------------------        Director
                     Frank Roehr

                 /s/ DR. MARTIN VLACH
     -------------------------------------------        Director
                   Dr. Martin Vlach

                               INDEX TO EXHIBITS

   EXHIBIT
    NUMBER                                                   EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger dated as of October 23, 1996, by and among Analogy, Inc., Analogy
               Acquisition Corporation and Symmetry Design Systems, Inc.*

       2.2   First Amendment to Agreement and Plan of Merger dated as of November 22, 1996, by and among Analogy,
               Inc., Analogy Acquisition Corporation and Symmetry Design Systems, Inc.**

       4.1   Registration Rights Agreement dated as of November 22, 1996 by and among Analogy, Inc., Alan B. Grebene,
               Martin G. Walker, Chenmin Hu, Xinping He, Yu Liu, Andrew L. Hughes, Wenge Wu, Zheng Shi, John A.
               Wilson, Qing Chang and E-Hui Xu***

       4.2   Common Stock Purchase Warrant dated November 22, 1996, granted by Analogy, Inc. to Alan Grebene

       4.3   Common Stock Purchase Warrant dated November 22, 1996, granted by Analogy, Inc. to Andrew Hughes

       4.4   Common Stock Purchase Warrant dated November 22, 1996, granted by Analogy, Inc. to Chenmin Hu

       5.0   Opinion of Ater Wynne Hewitt Dodson & Skerritt, LLP as to the legality of the securities being registered

      23.1   Consent of Ater Wynne Hewitt Dodson & Skerritt, LLP (included in legal opinion filed as Exhibit 5.0)

      23.2   Consent of KPMG Peat Marwick LLP

      24.0   Power of Attorney (included in signature page in Part II of the Registration Statement)

      27.0   Financial Data Schedule****

------------------------

   *Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated November 22, 1996.

  **Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated November 22, 1996.

 ***Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 22, 1996.

****Incorporated by reference to Exhibit 27.0 to the Company's Annual Report on Form 10-K for its fiscal year ended March 31, 1997.